Exhibit 99.1

VRINGO ANNOUNCES SUCCESSFUL DEBT RESTRUCTURING AND APPOINTMENT OF NEW BOARD MEMBER

Conversion Features of Debt Removed, Principal Reduced and Term Extended

Richard K. Abbe Joins Board of Directors

NEW YORK – March 9, 2016 – Vringo, Inc. (NASDAQ: VRNG), a diversified technology company, today announced the successful restructuring of all of its existing debt and that Richard K. Abbe will be joining the company’s board of directors.

“I am pleased to announce that we have agreed to restructure the existing convertible note with Iroquois Capital Management and that Iroquois’ Principal and Managing Partner, Richard Abbe has joined our board of directors,” said Andrew Perlman, Chief Executive Officer of Vringo. “Through this restructuring we have removed the convertible feature, meaning there will be no additional dilution of equity, and extended the maturity date through June 2017. This will lower our monthly interest payments which in turn will provide us with enhanced flexibility and we believe remove potential overhang in the stock.”

“Rich has been one of our largest and unquestionably our most supportive investor for a number of years. I am excited to have the opportunity to work even more closely with him as he joins our board. I believe he will help to guide and assist management in creating value for our shareholders.”

“It’s an exciting time to join the Vringo board of directors,” said Mr. Abbe. “Having been one of the largest stakeholders in the company since its inception, I have had the opportunity to get to know the company and its management team quite well. I have witnessed first hand their commitment to create value for shareholders and am excited to work alongside them to grow the company and continue to shape its direction.”

Mr. Abbe is the Co-founder, and is a Principal and Managing Partner of Iroquois Capital Management, LLC, the Investment Advisor to Iroquois Capital LP and Iroquois Capital (offshore) Ltd. Mr. Abbe has served as Co-Chief Investment Officer of Iroquois Capital since inception in 2003. Previously, Mr. Abbe co-founded and served as Co-Chief Investment Officer of Vertical Ventures, LLC, a merchant bank. Prior to that, he was employed by Lehman Brothers and served as Senior Managing Director at Gruntal & Company, LLC, where he also served on the firm’s Board of Directors. Mr. Abbe also previously served as Founding Partner at Hampshire Securities. He currently serves on the investment committee of Hobart and William Smith Colleges endowment Fund.

The amendments to the Note are summarized below:

•	An aggregate of 703,667 shares of the Company’s common stock will be issued in exchange for a $1,266,600 reduction of outstanding principal from $3,015,659 to $1,749,059;
•	The Maturity Date will be extended to June 30, 2017;
•	The conversion feature will be removed and the payment of principal prior to the Maturity Date will discontinue;
•	The interest rate will increase from 8% to 10% per annum, will accrue on the outstanding aggregate principal amount and will be payable monthly;
•	The Company will pay 102% of the outstanding aggregate principal amount on the Maturity Date, in cash only; and,
•	The exercise price of the warrants to purchase an aggregate of 537,500 shares of common stock originally issued on May 4, 2015, will be reduced from $10.00 to $3.00 per share and certain anti-dilution features will be removed from the warrants.

About Vringo, Inc.

Vringo, Inc. is a technology company engaged in the innovation, [development], commercialization and monetization of three distinct business units; Fli Charge, Group Mobile, and Intellectual Property. Vringo's subsidiary Fli Charge is dedicated to the licensing and commercialization of wire-free power technologies. Vringo's subsidiary Group Mobile is dedicated to the marketing and sale of rugged computing devices. Vringo's intellectual property portfolio consists of over 600 patents and patent applications covering telecom infrastructure, internet search, ad-insertion, mobile and wire-free charging technologies., visit: www.vringo.com | www.flicharge.com | www.groupmobile.com

Forward-Looking Statements

This press release includes forward-looking statements, which may be identified by words such as "believes," "expects," "anticipates," "estimates," "projects," "intends," "should," "seeks," "future," "continue," or the negative of such terms, or other comparable terminology. Forward-looking statements are statements that are not historical facts.  Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from the forward-looking statements contained herein.  Factors that could cause actual results to differ materially include, but are not limited to: our inability to license and monetize our patents, including the outcome of the litigation against ZTE and other companies; our inability to recognize the anticipated benefits of the acquisition of IDG, which may be affected by, among other things, competition, our ability to secure advantageous licensing and sales agreements, market acceptance of IDG's technology, potential technology obsolescence, protection of intellectual property rights and potential liability risks that are inherent in the marketing and sale of products used by consumers; our inability to monetize and recoup our investment with respect to patent assets that we acquire; our inability to develop and introduce new products and/or develop new intellectual property; our inability to protect our intellectual property rights; new legislation, regulations or court rulings related to enforcing patents, that could harm our business and operating results; unexpected trends in the mobile phone and telecom infrastructure industries; our inability to raise additional capital to fund our combined operations and business plan; our inability to maintain the listing of our securities on a major securities exchange; the potential lack of market acceptance of our products; potential competition from other providers and products; our inability to retain key members of our management team; the future success of Infomedia and our ability to receive value from its stock; our ability to continue as a going concern; our liquidity and other risks and uncertainties and other factors discussed from time to time in our filings with the Securities and Exchange Commission ("SEC"), including our annual report on Form 10-K filed with the SEC on March 16, 2015.  Vringo expressly disclaims any obligation to publicly update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise, except as required by law.

Contacts

Investors and Media:

212.309.7549

info@vringoinc.com